Exhibit 4.4

REGISTRATION RIGHTS AGREEMENT

among

DYNEGY INC.

AND

CHEVRON U.S.A. INC.

Dated as of September 14, 2006

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) dated as of September 14, 2006, between Dynegy Inc., an Illinois corporation (the “Company”), and Chevron U.S.A. Inc., a Pennsylvania corporation (“CUSA”).

WHEREAS, concurrently herewith, Dynegy Acquisition, Inc., a Delaware corporation (“Newco”), Falcon Merger Sub Co., an Illinois corporation and a wholly owned subsidiary of Newco, LS Power Associates, L.P., a Delaware limited partnership, LSP Gen Investors, LP, a Delaware limited partnership, LS Power Equity Partners PIE I, LP, a Delaware limited partnership, LS Power Equity Partners, L.P., and the Company, are entering into a Plan of Merger, Contribution and Sale Agreement (as amended or supplemented from time to time, the “Merger and Contribution Agreement”);

WHEREAS, in connection therewith, CUSA has entered into a Voting Agreement (the “Voting Agreement”) with certain parties to the Merger and Contribution Agreement;

WHEREAS, execution and delivery of this Agreement by the Company is a condition precedent to CUSA’s obligations under the Voting Agreement;

NOW, THEREFORE, in consideration of the recitals, the mutual covenants and agreements herein contained, and other valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby covenant and agree as follows:

SECTION 1. Definitions

The following capitalized terms shall have the meanings ascribed to them in this Section 1:

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person; provided, however, that for purposes of this Agreement, (i) none of the Company or any of its subsidiaries shall be deemed an Affiliate of CUSA and CUSA and its subsidiaries or the Persons who own CUSA shall not be deemed Affiliates of the Company. For purposes of this definition “control” means, as to any Person, the sole power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The term “controlled” has a correlative meaning.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Alternative Registration Statement” shall have the meaning set forth in Section 2(b).

“Class A Common Stock” shall mean the Class A common stock of the Company, par value $.01 per share.

“Class B Common Stock” shall mean the Class B common stock of the Company, par value $.01 per share.

“Commission” shall mean the United States Securities and Exchange Commission.

“Company” shall have the meaning set forth in the preamble hereto.

“CUSA” shall have the meaning set forth in the preamble hereto.

“Deferral Period” shall have the meaning set forth in Section 4(b).

“Deferral Right” shall have the meaning set forth in Section 4(b).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Existing Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement (Common Stock) dated as of August 11, 2003 between CUSA and the Company, as amended.

“Expiration Date” shall mean the earlier of (i) the Effective Time (as defined in the Merger and Contribution Agreement) and (ii) first date upon which outside legal counsel to the Company or CUSA shall have delivered to the other party its written opinion (such written opinion in form and substance reasonably satisfactory to such other party and subject to reasonable and customary qualifications) to the effect that CUSA is able to offer and sell lawfully all of the Registrable Common Stock in a public offering in the United States without registration under the Securities Act and without such sale being subject to volume or manner-of-sale limitations under the Securities Act or any rule or regulation thereunder.

“Governmental Authority” means any governmental or regulatory authority or agency.

“Merger and Contribution Agreement” shall have the meaning set forth in the recitals hereto.

“Merger” shall have the meaning given such term in the Merger and Contribution Agreement.

“NASD” shall mean the National Association of Securities Dealers, Inc.

“Period One” means the first ninety (90) calendar days following the Voting Agreement Termination Date; provided that Period One shall be extended for a number of days equal to (a) in the event the Merger Agreement has been terminated as of the Voting Agreement Termination Date and the Shelf Registration Statement becomes effective prior to November 15, 2006, the number of days between the Voting Agreement Termination Date and the date the Shelf Registration Statement becomes effective; (b) in the event the Merger Agreement has been terminated as of the Voting Agreement Termination Date and the Shelf Registration Statement becomes effective on or after November 15, 2006, the number of days between the Voting Agreement Termination Date and the later of (x) the date the Shelf Registration Statement becomes effective and (y) the date the Company files with the Commission its Annual Report on Form 10-K for the fiscal year ending December 31, 2006; or (c) in the event the Merger Agreement has not been terminated as of the Voting Agreement Termination Date, the number of days between the Voting Agreement Termination Date and the later of (x) the date that would otherwise be applicable pursuant to clauses (a) and (b) above and (y) the date the Merger Agreement is terminated; provided further that in the event at any time during such period the Company shall have suspended sales under the Shelf Registration Statement for any reason pursuant to Section 6(d) (Blackouts), Period One shall be extended for a number of days equal to the number of days during which any such suspension was in effect.

“Period Two” means the period beginning on the first day following the end of Period One and ending on December 31, 2007; provided that in the event at any time during such period (i) the Company shall have deferred the commencement of any Underwritten Offering pursuant to Section 4(b); (ii) CUSA shall have been subject to any “lock-up” agreement pursuant to Section 6(a); and/or (iii) the Company shall have suspended sales under the Shelf Registration Statement for any reason pursuant to Section 6(d) (Blackouts), in each case, Period Two shall be extended for a number of days equal to the aggregate number of days during which any such deferral, “lock-up” and/or suspension was in effect.

“Person” means a natural person, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

“Prospectus” shall have the meaning set forth in Section 2(c).

“register” “registered” and “registration” and words of similar import refer to a registration effected by preparing and filing with the Commission a registration statement in compliance with the Securities Act, and the declaration and ordering by the Commission of effectiveness of such registration statement or document.

“Registrable Common Stock” shall mean any Class B Common Stock, held by CUSA as of the date of this Agreement, and any securities issued or issuable in respect of any such Registrable Common Stock by way of any stock split or stock dividend or in connection with any combination of shares, recapitalization, merger, consolidation, reorganization or otherwise.

“Rules” shall have the meaning set forth in Section 3(o).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shelf Registration” shall have the meaning set forth in Section 2(a).

“Shelf Registration Period” shall have the meaning set forth in Section 2(c).

“Shelf Registration Statement” shall have the meaning set forth in Section 2(a).

“Underwritten Offering” means a firmly underwritten offering of Registrable Common Stock with aggregate proceeds to be received by CUSA of at least $100,000,000 (or such lesser amount as would permit the Expiration Date to occur).

“Underwritten Offering Notice” shall have the meaning set forth in Section 4(b).

“Voting Agreement Termination Date” shall mean the date on which all of the covenants, agreements and obligations of CUSA under the Voting Agreement are terminated pursuant to Section 6 thereof for any reason other than consummation of the Merger.

SECTION 2. Registration. (a) The Company shall, at its cost, prepare and, promptly after the Voting Agreement Termination Date file with the Commission and thereafter use its best efforts to cause to be declared effective (unless it becomes effective automatically upon filing) a registration statement (the “Shelf Registration Statement”) on Form S-3, which if the Company is then eligible shall be an automatic shelf registration statement, relating to the offer and sale of the Registrable Common Stock by CUSA from time to time in accordance with the methods of distribution set forth in the CUSA Shelf Registration Statement and Rule 415 under the Securities Act (hereinafter, the “Shelf Registration”).

(b) In the event that Form S-3 is not available for the registration of the resale of Registrable Common Stock hereunder, the Company shall (i) register the resale of the Registrable Common Stock on another appropriate form reasonably acceptable to CUSA (such registration statement, “Alternative Registration Statement”) and (ii) use its best efforts to register the Registrable Common Stock on Form S-3 as soon as such form is available and the Company shall use its commercially reasonable efforts to maintain the effectiveness of the Alternative Registration Statement then in effect until such time as the Registration Statement on Form S-3 covering the Registrable Common Stock has been declared effective by the Commission. During such time that Form S-3 is unavailable to the Company, all references to “Shelf Registration Statement” shall be deemed to include references to the Alternative Registration Statement for purposes of this Agreement.

(c) The Company shall use its commercially reasonable efforts to keep the Shelf Registration Statement continuously effective in order to permit the prospectus included therein (“Prospectus”) to be lawfully delivered as to CUSA until the Expiration Date or such time as all the Registrable Common Stock covered by the Shelf Registration Statement has been sold (such period being called, the “Shelf Registration Period”). All references in this Agreement to “Prospectus” shall, except when the context requires, include with respect to the Registration Statement any prospectus (or amendment or supplement thereto) filed with the Commission pursuant to Section 3 of this Agreement, including any “free writing prospectus” issued pursuant to Section 3(c).

(d) Notwithstanding any other provisions of this Agreement to the contrary, the Company shall cause the Shelf Registration Statement and the Prospectus and any amendment or supplement thereto, as of the effective date of the Shelf Registration Statement, amendment or supplement, (i) to comply in all material respects with the applicable requirements of the Securities Act and the rules and regulations of the Commission and (ii) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 3. Registration Procedures. In connection with the Shelf Registration contemplated by Section 2 hereof, the following provisions shall apply:

(a) The Company shall (i) furnish to CUSA, prior to the filing thereof with the Commission, a copy of the Shelf Registration Statement and each amendment thereof and each supplement, if any, to the Prospectus included therein and, shall use its best efforts to reflect in each such document, when so filed with the Commission, such comments as CUSA reasonably may propose in writing.

(b) The Company shall give written notice to CUSA (which notice shall be accompanied by an instruction to suspend the use of the Prospectus until the requisite changes have been made):

(i) when a Shelf Registration Statement or any amendment thereto has been filed with the Commission and when a Shelf Registration Statement or any post-effective amendment thereto has become effective;

(ii) of any request by the Commission for amendments or supplements to the Shelf Registration Statement or the Prospectus included therein or for additional information;

(iii) of the issuance by the Commission of any stop order suspending the effectiveness of the Shelf Registration Statement or the initiation of any proceedings for that purpose, or the issuance by the Commission of a notification of objection to the use of the form on which the Shelf Registration Statement has been filed, and of the happening of any event that causes the Company to become an “ineligible issuer,” as defined in Rule 405 under the Securities Act;

(iv) of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the Registrable Common Stock for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(v) of the happening of any event that requires the Company to make changes in the Shelf Registration Statement or the Prospectus in order that such Shelf Registration Statement or Prospectus do not contain an untrue statement of a material fact nor omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus, in light of the circumstances under which they were made) not misleading.

(c) The Company shall use its commercially reasonable efforts to prevent the issuance of any stop order or other suspension of effectiveness of the Shelf Registration Statement, or the suspension of the qualification of any of the Registrable Common Stock for sale in any jurisdiction and, if such an order or suspension is issued, to obtain the withdrawal or lifting at the earliest possible time, of any order suspending the effectiveness of the Shelf Registration Statement. In furtherance of the foregoing, the Company will, prior to the expiration of any Shelf Registration Statement, file and use its best efforts to cause to be declared effective (unless it automatically becomes effective upon filing) within a period that avoids any interruption in the ability of CUSA to make registered dispositions, a new registration statement relating to the Registrable Common Stock, which new registration statement shall then constitute a “Shelf Registration Statement” for purposes of this Agreement.

(d) The Company shall furnish to CUSA, without charge, at least one copy of the Shelf Registration Statement and any post-effective amendment or supplement thereto (other than filings on Form 10-K, 10-Q, 8-K or Schedule 14A), including financial statements and schedules, and, if CUSA so requests in writing, all exhibits thereto (including those, if any, incorporated by reference). The Company shall not, without the prior consent of CUSA, make any offer relating to the Registrable Common Stock that would constitute a “free writing prospectus,” as defined in Rule 405 under the Securities Act.

(e) The Company shall, during the Shelf Registration Period, deliver to CUSA, without charge, a copy of the Prospectus (including each preliminary prospectus) included in the Shelf Registration Statement and any amendment or supplement thereto (other than filings on Form 10-K, 10-Q, 8-K or Schedule 14A) as such Person may reasonably request. The Company consents, subject to the provisions of this Agreement, to the use of the Prospectus or any amendment or supplement thereto by CUSA in connection with the offering and sale of the Registrable Common Stock covered by such Prospectus, or any amendment or supplement thereto, included in the Shelf Registration Statement.

(f) Prior to any public offering of the Registrable Common Stock pursuant to the Shelf Registration Statement, the Company shall register or qualify or cooperate with CUSA and its counsel in connection with the registration or qualification of such

Registrable Common Stock for offer and sale under the securities or “blue sky” laws of such states of the United States as CUSA reasonably requests in writing and do any and all other acts or things necessary or advisable to enable the offer and sale in such jurisdictions of the Registrable Common Stock covered by such Shelf Registration Statement; provided, however, that the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it is not then so qualified or (ii) take any action which would subject it to general service of process or to taxation in any jurisdiction where it is not then so subject.

(g) The Company shall cooperate with CUSA to facilitate the timely preparation and delivery of certificates representing the Registrable Common Stock to be sold pursuant to the Shelf Registration Statement free of any restrictive legends and in such denominations and registered in such names as CUSA may request a reasonable period of time prior to sales of the Registrable Common Stock pursuant to the Shelf Registration Statement.

(h) Upon the occurrence of any event contemplated by paragraphs (ii) through (v) of Section 3(b) above during the Shelf Registration Period, the Company shall use its commercially reasonable efforts to prepare and file a post-effective amendment to the Shelf Registration Statement or an amendment or supplement to the Prospectus and any other required document so that, as thereafter delivered to CUSA or purchasers of the Registrable Common Stock, the Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If the Company notifies CUSA in accordance with paragraphs (ii) through (v) of Section 3(b) above to suspend the use of the Prospectus until the requisite changes to such Prospectus have been made, then CUSA shall suspend use of such Prospectus.

(i) The Company will comply with all rules and regulations of the Commission to the extent and so long as they are applicable to the Shelf Registration and will make generally available to its security holders (or otherwise provide in accordance with Section 11(a) of the Securities Act) an earnings statement satisfying the provisions of Section 11(a) of the Securities Act, no later than 45 days after the end of a 12-month period (or 90 days, if such period is a fiscal year) beginning with the first month of the Company’s first fiscal quarter commencing after the effective date of the Shelf Registration Statement, which statement shall cover such 12-month period.

(j) In connection with the sale of any securities under the Shelf Registration Statement, the Company may require CUSA to furnish to the Company such information regarding CUSA and the distribution of the Registrable Common Stock as may from time to time be required for inclusion in the Shelf Registration Statement by the Securities Act or the rules and regulations of the Commission, and the Company may exclude from such registration the Registrable Common Stock of CUSA if it unreasonably fails to furnish such information within a reasonable time after receiving such request.

(k) The Company shall use its best efforts to have the shares of Registrable Common Stock listed on any domestic and foreign securities exchanges on which the Class A Common Stock is then listed;

(l) The Company shall enter into any such agreements (including with respect to Underwritten Offerings an underwriting agreement) and take all such other actions in connection therewith in order to expedite or facilitate the disposition of such Registrable Common Stock pursuant to the Shelf Registration Statement contemplated by this Agreement.

(m) The Company shall (i) make reasonably available for inspection by CUSA, any underwriter participating in any disposition pursuant to the Shelf Registration Statement and any attorney, accountant or other agent retained by CUSA (up to one attorney, accountant or other agent) or any such underwriter, all relevant financial and other records, pertinent corporate documents and properties of the Company and (ii) cause the Company’s officers, directors, employees, accountants and auditors to supply all relevant information reasonably requested by CUSA or any such underwriter, attorney, accountant or agent in connection with the Shelf Registration Statement, in each case, as shall be reasonably necessary to enable such Persons, to conduct a reasonable investigation within the meaning of Section 11 of the Securities Act.

(n) The Company, if requested by CUSA in connection with an Underwritten Offering, shall (i) cause its counsel to deliver an opinion and updates thereof relating to the Registrable Common Stock in customary form addressed to CUSA and underwriters, if any, thereof (ii) cause its officers to execute and deliver all customary documents and certificates and updates thereof requested by any underwriters of the Registrable Common Stock and (iii) use its commercially reasonable efforts to cause its independent public accountants and the independent public accountants with respect to any other entity for which financial information is provided in the Shelf Registration Statement to provide to CUSA and any underwriters in any Underwritten Offering a comfort letter in customary form and covering matters of the type customarily covered in comfort letters in connection with primary underwritten offerings.

(o) In the event that any broker-dealer registered under the Exchange Act shall underwrite any Registrable Common Stock or participate as a member of an underwriting syndicate or selling group or “assist in the distribution” (within the meaning of the Conduct Rules (the “Rules”) of the NASD) thereof, whether as a holder of such Registrable Common Stock or as an underwriter, a placement or sales agent or a broker or dealer in respect thereof, or otherwise, the Company will assist such broker-dealer in complying with the requirements of such Rules, including, without limitation, by (i) if such Rules, including Rule 2720, shall so require, engaging (at CUSA’s expense (unless the requirement to engage such qualified independent underwriter arises out of any relationship between such broker-dealer and the Company, in which case, at the Company’s expense)) a “qualified independent underwriter” (as defined in Rule 2720) to participate in the preparation of the Shelf Registration Statement relating to such Registrable Common Stock, to exercise usual standards of due diligence with respect thereto and, if any portion of the offering contemplated by such Shelf Registration

Statement is an underwritten offering or is made through a placement or sales agent, to recommend the price of such Registrable Common Stock, (ii) indemnifying any such qualified independent underwriter to the extent of the indemnification of underwriters provided in Section 6 hereof and (iii) providing such information to such broker-dealer as may be required in order for such broker-dealer to comply with the requirements of the Rules.

(p) The Company shall use its best efforts to take all other steps necessary to effect the registration of the Registrable Common Stock covered by the Shelf Registration Statement contemplated hereby.

(q) If requested by CUSA in connection with an Underwritten Offering, the Company shall make appropriate officers of the Company available for meetings with prospective purchasers of the Registrable Common Stock and prepare and present to potential investors “road show” material in a manner consistent with other offerings of equity securities, provided, however, in no event shall any officers of the Company be required to participate in a number of “road shows” during any period that exceeds the number of Underwritten Offerings permitted during such period pursuant to Section 4(a).

SECTION 4. Underwritten Offerings

(a) Subject to the terms and conditions of this Agreement, the number of Underwritten Offerings for the benefit of CUSA that may be effected under this Agreement is as follows:

(i) two (2) Underwritten Offerings in aggregate during Period One and Period Two; and

(ii) one (1) Underwritten Offering per calendar year thereafter, beginning on January 1, 2008.

(b) CUSA shall provide written notice to the Company of CUSA’s intent to effect an Underwritten Offering (the “Underwritten Offering Notice”). In the event at the time the Underwritten Offering Notice is given the Company is conducting or about to conduct a firmly underwritten offering of Class A Common Stock (or securities convertible into Class A Common Stock) with aggregate proceeds to the Company in excess of $100,000,000, the Company may, by providing written notice to CUSA within 5 business days of receipt of the Underwritten Offering Notice, defer (the “Deferral Right”) the commencement of an Underwritten Offering for a period of up to 60 days (the “Deferral Period”) (and in such case may exercise its rights under Section 6(a)); provided, however, that the Company may not exercise its Deferral Right during Period One, nor may the Company exercise its Deferral Right more than once per calendar year thereafter. If the Company does not give timely notice to CUSA of its exercise of its Deferral Right with respect to any Underwritten Offering hereunder, such Deferral Right shall be deemed not to have been exercised. After the Company has exercised its Deferral Right for a calendar year, CUSA shall not be required to deliver Underwritten Offering Notices thereafter in that calendar year.

SECTION 5. Registration Expenses. (a) All expenses incident to the Company’s performance of and compliance with this Agreement will be borne by the Company, regardless of whether the Shelf Registration Statement is ever filed or becomes effective, including without limitation:

(i) all registration and filing fees and expenses;

(ii) all fees and expenses of compliance with federal securities and state “blue sky” or securities laws;

(iii) all expenses of printing (including printing certificates for the Registrable Common Stock to be issued and printing of Prospectuses), messenger and delivery services and telephone;

(iv) all fees and disbursements of counsel for the Company;

(v) all application and filing fees in connection with listing the Registrable Common Stock on a national securities exchange or automated quotation system pursuant to the requirements hereof; and

(vi) all fees and disbursements of independent certified public accountants of the Company (including the expenses of any special audit and comfort letters required by or incident to such performance).

(b) The Company will bear its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expenses of any annual audit and the fees and expenses of any Person, including special experts, retained by the Company.

(c) In connection with the Shelf Registration Statement and each Underwritten Offering contemplated by this Agreement, the Company will reimburse CUSA for the reasonable fees and disbursements of one legal counsel.

SECTION 6. Lock-ups; Blackouts.

(a) CUSA Lock-ups. CUSA agrees that, if required at any time after the end of Period One by the managing underwriter in connection with an underwritten public offering by the Company for its own account of Class A Common Stock (or other equity securities of the Company) or debt securities of the Company that are convertible into equity securities of the Company, it shall be bound by the terms of the “lock-up” agreement between the Company and such managing underwriter with respect to such underwritten public offering; provided, that (i) such “lock-up” period shall (i) commence on the day following the pricing of such offering and (ii) shall expire upon the earlier of (x) the first date any comparable “lock-up” with respect to the Company, any member of the Company’s board of directors, the Company’s management or any other shareholder of the Company (in each case, in connection with the applicable public offering) expires or is waived (and the Company hereby agrees to give CUSA prompt written notice of any such expiration or waiver) and (y) 60 days following such commencement; provided, further that, CUSA shall not be obligated to enter into a “lock-up” pursuant to this Section 6(a) more than once during any calendar year.

(b) Company Lock-ups. To the extent requested by any underwriter or broker-dealer in connection with any Underwritten Offering, the Company agrees not to effect any offer, sale or other distribution of any of its capital stock for its own account, including any private placement, or to pledge, contract or otherwise obligate itself to do so, during the period beginning on the day following the pricing of the applicable offering and ending the number of days reasonably requested by such underwriter or broker-dealer (but not to exceed the earlier of (x) the date the comparable “lock-up” with respect to CUSA terminates and (y) 60 days) after such offering. The Company’s obligations under this Section 6(b) shall not be applicable to offers, sales or other distributions by the Company pursuant to any registration statement on Form S-8 (or any substitute form that may be adopted by the Commission) relating to any Company employee benefit plan).

(c) Other Registration Rights Agreements and Lock-Up Agreements.

(i) The Company agrees that any agreement entered into after the date of this Agreement pursuant to which the Company grants registration rights with respect to the Company’s equity securities (collectively, “Other Registration Rights Agreements”) shall contain a provision under which each party (other than the Company) to each such agreement (the “Other Holders”) agrees, to the extent requested by an underwriter or broker-dealer in connection with an Underwritten Offering, not to effect any public offer, sale or distribution of any such securities during the period beginning on the day following the pricing of the applicable offering and ending the number of days reasonably requested by such underwriter or broker-dealer (but not to exceed the earlier of (x) the date the comparable “lock-up” on CUSA terminates and (y) 60 days) after such offering; provided, that the Other Holders shall not be obligated to enter into a number of “lock-up” agreements pursuant to this Section 6(c) in any period that exceeds the number of Underwritten Offerings CUSA is entitled to make during such period pursuant to Section 4(a).

(ii) The Company shall not agree to any amendment, modification or waiver of any Other Registration Rights Agreement if such amendment, modification or waiver is materially disadvantageous to CUSA.

(d) Blackouts. During any calendar year, the Company shall be entitled to suspend sales under the Shelf Registration Statement for a reasonable period of time, but not in excess of 45 days in the aggregate of which no more than 30 days may be consecutive, if the Company notifies CUSA, within the latter of five business days (or if impracticable, as soon as practicable) in advance of such suspension that, in the opinion of its counsel, the Company would be required to disclose in the Shelf Registration Statement information not otherwise then required by law to be publicly disclosed and, in the good faith judgment of the board of directors of the Company, such disclosure is reasonably likely to adversely affect any material business transaction or negotiation in which the Company is then engaged.

SECTION 7. Indemnification. (a) The Company agrees to indemnify and hold harmless CUSA and each of its officers, directors and Affiliates and each Person, if any, who controls CUSA within the meaning of the Securities Act from and against any losses, claims, damages or liabilities, joint or several, or any actions in respect thereof (including, but not limited to, any losses, claims, damages, liabilities or actions relating to purchases and sales of the Registrable Common Stock) to which CUSA or its directors, officers, Affiliates or controlling Persons may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, damages, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Shelf Registration Statement or Prospectus, including any document incorporated by reference therein, or in any amendment or supplement thereto or in any preliminary prospectus or “issuer free writing prospectus,” as defined in Rule 433 under the Securities Act (“Issuer FWP”), relating to a Shelf Registration, or arise out of, or are based upon, the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse, as incurred, the Indemnified Parties for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action in respect thereof; provided, however, that the Company shall not be liable in any such case to the extent that such loss, claim, damage or liability arises directly out of or is based upon any untrue statement or alleged untrue statement made in, or omission or alleged omission from, the Shelf Registration Statement or Prospectus or in any amendment or supplement thereto or in any preliminary prospectus or Issuer FWP relating to the Shelf Registration in strict conformity with written information pertaining to CUSA and furnished to the Company by or on behalf of CUSA specifically for inclusion therein; provided further, however, that the indemnity provisions of this Section 7 will be in addition to any liability which the Company may otherwise have to CUSA or any of its directors, officers, Affiliates or controlling Persons. If applicable, the Company shall also indemnify underwriters, their officers and directors and each Person who controls such underwriters within the meaning of the Securities Act or the Exchange Act to the same extent as provided above with respect to the indemnification of CUSA of the Registrable Common Stock if requested by CUSA.

(b) CUSA agrees to indemnify and hold harmless the Company, its officers and directors and each Person, if any, who controls the Company within the meaning of the Securities Act from and against any losses, claims, damages or liabilities or any actions in respect thereof (including, but not limited to, any losses, claims, damages, liabilities or actions relating to purchases and sales of the Registrable Common Stock), to which the Company or any such controlling Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, damages, liabilities or actions arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in the Shelf Registration Statement or Prospectus, including any document incorporated by reference therein, or in any amendment or supplement thereto or in any preliminary prospectus or Issuer FWP relating to the Shelf Registration, or arise out of, or are based upon, the omission or alleged omission to state therein a material fact necessary to make the statements therein not misleading, but in each case only to the extent that the untrue statement or omission or alleged untrue statement or omission was made in strict conformity with written information pertaining to CUSA and furnished to the Company by or on behalf of CUSA specifically for inclusion therein; and, subject to the limitation set forth immediately preceding this clause, shall reimburse, as incurred, the Company for any legal or other expenses reasonably incurred by the Company or any such controlling Person in connection with investigating or defending any loss, claim, damage, liability or action in respect thereof. The indemnity provisions of this Section 7 will be in addition to any liability which CUSA may otherwise have to the Company or any of its controlling Persons.

(c) Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action or proceeding (including a governmental investigation), such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 7, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under Section 7(a) or (b) above except to the extent that it has been materially prejudiced by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under Section 7(a) or (b) above. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof the indemnifying party will not be liable to such indemnified party under this Section 7 for any legal or other expenses, other than reasonable costs of investigation, subsequently incurred by such indemnified party in connection with the defense thereof. No indemnifying party shall, without the prior written consent of the indemnified party which shall not be unreasonable withheld, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action, and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d) If the indemnification provided for in this Section 7 is unavailable or insufficient to hold harmless an indemnified party under Section 7(a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to in Section 7(a) or (b) above in such proportion as is appropriate to reflect the relative fault of the indemnifying party or parties on the one hand and the indemnified party on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities (or actions in respect thereof) as well as any other relevant equitable considerations. The relative fault of the parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or CUSA or such other indemnified party, as the case may be, on the other, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this Section 7(d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this Section 7(d). Notwithstanding any other provision of this Section 7(d), CUSA shall not be required to contribute any amount in excess of the amount by which the net proceeds received by CUSA from the sale of the Registrable Common Stock pursuant to the Shelf Registration Statement exceeds the amount of damages which such Holders have otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to indemnification or contribution from any Person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 7(d), each Person, if any, who controls such indemnified party within the meaning of the Securities Act or the Exchange Act shall have the same rights to contribution as such indemnified party and each Person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act shall have the same rights to contribution as the Company.

(e) The agreements contained in this Section 7 shall survive the sale of the Registrable Common Stock pursuant to the Shelf Registration Statements and shall remain in full force and effect, regardless of any termination or cancellation of this Agreement or any investigation made by or on behalf of any indemnified party.

SECTION 8. Rules 144 and 144A. The Company shall use its best efforts to file the reports required to be filed by it under the Securities Act and the Exchange Act in a timely manner and, if at any time the Company is not required to file such reports, it will, upon the request of CUSA, make publicly available other information so long as necessary to permit sales of its Registrable Common Stock pursuant to Rules 144 and 144A. The Company covenants that it will take such further action as CUSA may reasonably request, all to the extent required from time to time to enable CUSA to sell Registrable Common Stock without registration under the Securities Act within the limitation of the exemptions provided by Rules 144 and 144A (including the requirements of Rule 144A(d)(4)).

SECTION 9. Assignment of Rights.

(a) The rights of CUSA under this Agreement with respect to any Registrable Common Stock may not be assigned to any Person without the prior written consent of the Company.

(b) Notwithstanding Section 9(a) and subject to Section 9(c), (i) CUSA may assign its rights under this Agreement to any wholly-owned subsidiary of Chevron Corporation and (ii) in the event at any time there shall not be available to CUSA a Shelf Registration Statement on Form S-3, CUSA may assign its rights under this Agreement to any person who acquires Registrable Common Stock from it. Any assignment of registration rights pursuant to this Section 9(b) shall be effective upon receipt by the Company of notice from CUSA (i) stating the name and address of each assignee, (ii) describing the manner in which each assignee acquired Registrable Common Stock from CUSA and (iii) identifying the Registrable Common Stock with respect to which the rights under this Agreement are being assigned.

(c) The rights of an assignee under this Section 9 shall be the same rights granted to CUSA under this Agreement, except that (i) any person who acquires such Registrable Common Stock (x) pursuant to a public offering registered under the Securities Act or (y) pursuant to a transfer made in accordance with Rule 144 under the Securities Act (or any similar successor provision) may not assign rights hereunder with respect to such Registrable Common Stock and (ii) in no event shall the Company’s obligations hereunder be increased due to any such assignment.

(d) In connection with any assignment pursuant to this Section 9, the term “CUSA” as used herein shall, where appropriate to assign the rights and obligations of the assigning stockholder hereunder to such assignee, be deemed to refer to the assignee. After any such assignment, CUSA shall retain its rights under this Agreement with respect to all other Registrable Common Stock owned by it.

SECTION 10. Termination. This Agreement shall terminate on the Expiration Date.

SECTION 11. Miscellaneous.

(a) Favored Nations. The Company shall not provide registration rights to any other party which, taken as a whole, provide rights that are more favorable than those provided to the CUSA hereunder, without also offering to CUSA such more favorable rights. The Company shall give CUSA notice within 15 days after the execution of any agreement (including the terms thereof) between the Company and a third party which triggers a right of CUSA to invoke the favored nations provision of this Section 11(a).

(b) Confidentiality. CUSA acknowledges that any confidential information transmitted to it in connection with the performance of this Agreement (including a notice of an event under Sections 3(b)(ii)-(v) and Section 6(d)) may be material non-public information as contemplated by Regulation FD under the Exchange Act and agrees to keep such information confidential until such time as the Company has publicly disclosed the subject matter thereof.

(c) Remedies. The Company acknowledges and agrees that any failure by the Company to comply with its obligations hereunder may result in material irreparable injury to CUSA for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of any such failure, CUSA may obtain such relief as may be required to specifically enforce the Company’s obligations hereunder. The Company further agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

(d) No Inconsistent Agreements. The Company represents and warrants to CUSA that the rights granted to CUSA hereunder do not in any way conflict with and are not inconsistent with the rights granted to the holders of the Company’s securities under any agreement in effect on the date hereof.

(e) Amendments and Waivers. The provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, except by the Company and CUSA.

(f) Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, first-class mail, facsimile transmission, or air courier which guarantees overnight delivery:

(1) if to CUSA, at its address as follows:

Chevron U.S.A. Inc.

6001 Bollinger Canyon Road

San Ramon, CA 94583

Attention: General Counsel

Fax: (925) 842-7084

with copies (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP

50 Fremont Street

San Francisco, CA 94105

Attention: Terry Michael Kee

Fax: (415) 983-1200

(2) if to the Company, at its address as follows:

Dynegy Inc.

1000 Louisiana Street, Suite 5800

Houston, Texas 77002

Fax No.: (713) 767-5181

Attention: Chief Financial Officer

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

111 Louisiana St.

44th Floor

Houston, TX 77002

Fax No.: (713) 236-0822

Attention: Julien R. Smythe

All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; three business days after being deposited in the mail, postage prepaid, if mailed; when receipt is acknowledged by recipient’s facsimile machine operator, if sent by facsimile transmission; and on the day delivered, if sent by overnight air courier guaranteeing next day delivery.

(g) Third Party Beneficiaries. This Agreement is solely for the benefit of the parties and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to confer on any person other than the parties or their respective successors and assigns any rights, remedies, obligations or liabilities under or because of this Agreement.

(h) Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns.

(i) Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(j) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(k) Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ITS RULES ON CONFLICTS OF LAW. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(l) Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

(m) Entire Agreement. This Agreement constitutes the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Effective as of the Voting Agreement Termination Date, this Agreement shall supersede, terminate and replace the Existing Registration Rights Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, CUSA and the Company have caused this Agreement to be duly executed as of the date first above written.

DYNEGY INC.

By	/s/ LYNN A. LEDNICKY
Name:	Lynn A. Lednicky
Title:	Executive Vice President

CHEVRON U.S.A. INC.

By	/s/ MATTHEW J. FOEHR
Name:	Matthew J. Foehr
Title:	Vice President